Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Apollo Realty Income Solutions, Inc.

/s/ Michael Swell
Name: Michael Swell

Dated: April 13, 2022